PURCHASE AND SALE AGREEMENT

      THIS AGREEMENT made this 12th day of January, 1998 by and between FREEPORT MERCHANTS LIMITED PARTNERSHIP, a Maine limited partnership having an office at 45 Broad Street, Boston, MA 02109 (hereinafter called the "Seller") and THE GROVE CORPORATION, a Delaware corporation having an office at 598 Asylum Street, Hartford, CT (hereinafter called the "Purchaser").


                             WITNESSETH:


      WHEREAS, the Seller owns the fee simple title to the property known as 42 Main Street, 6 Mill Street and 32 West
Street, Freeport, Maine and more specifically described on Exhibit A annexed hereto and made a part hereof, and

      WHEREAS, the Seller desires to sell such property to the Purchaser, and the Purchaser desires to purchase such property from the Seller, all in the manner and upon and subject to the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

      1. Agreement to Buy and Sell. The Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, all in the manner and upon and subject to the terms and conditions set forth in this Agreement, the following property:

      (a) those certain pieces or parcels of land described on Exhibit A subject only to the Permitted Encumbrances (as defined in Section 5 hereof), together with the buildings and improvements thereon (such land, buildings and improvements are hereinafter collectively referred to as the "Premises");

      (b) the easements, rights of-way, privileges and appurtenances, and rights to the same, belonging to and inuring to the benefit of the Premises (the items included in this subsection ) are sometimes hereinafter collectively referred to as the "Appurtenant Rights");

      (c) all items normally considered fixtures acquired by the Seller of every kind, nature and description whatsoever, now or hereafter located on the Premises, or any part thereof, and used or usable in connection with any present or future occupancy of the Premises, or any part thereof (the items included in this subsection (c) are sometimes hereinafter collectively referred to as the "Building Equipment"); and

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      2.   Purchase Price and Method of Payment.  The total
purchase price is Six Million Nine Hundred Twenty-five
Thousand and 00/100 Dollars ($6,925,000.00) payable as follows:

      (a) Seventy-five Thousand 00/100 Dollars ($75,000.00) in the execution of this Agreement (the "Initial Deposit"), the receipt of which is hereby acknowledged by Rogin, Nassau, Caplan, Lassman & Hirtle, LLC (hereinafter called "Escrow Agent").

      (b) Upon the expiration of the Due Diligence Period (as defined in Paragraph 3 hereof), if the Purchaser has not terminated this Agreement pursuant to said Paragraph 3, an additional $75,000.00 (the "Additional Deposit") shall be paid to the Escrow Agent. Until the Additional Deposit is paid, the Initial Deposit shall be also referred to herein as the "Deposit". When the Additional Deposit has been paid, the Initial Deposit, together with the Additional Deposit, shall be together referred to herein as the "Deposit".

      (c) By the assumption by the Purchaser of the existing first mortgage on the Premises (the "Mortgage") that is held by Morgan Guaranty Trust Company of New York (the
"Mortgagee"), provided that the principal balance thereof is not greater than $3,900,000.00.


           3. The Purchaser's Due Diligence. The Purchaser shall have a period ending on [forty-five (45) days from the first business day after the date of this Agreement] (the "Due Diligence Period") within which to inspect, examine, and/or investigate the Premises, and all physical, environmental, financial and legal aspects thereof, and the obligations of the Purchaser hereunder shall be conditioned upon the Purchaser being fully satisfied, in its sole discretion, as to all such inspections, investigations, and/or examinations.

      The Seller shall reasonably cooperate with the Purchaser in its inspections, examinations, and investigations including the disclosure to the Purchaser of all available information known by the Seller or in its possession with respect to the Premises. Throughout the Due Diligence Period, the Purchaser shall have access to the Premises to accomplish the foregoing, including, without limitation, the conduct of surface and subsurface tests and physical and environmental appraisals and studies. The Purchaser hereby agrees to hold the Seller harmless and indemnified against any loss, cost, liability, or expense arising in connection with the Purchaser's inspection of the Premises under this Section and agrees to repair any damage to the Premises caused in connection therewith.



      In the event that the Purchaser, after performing the above-referenced inspections, examinations, and/or investigations, is not fully satisfied, in its sole discretion, as to any of the foregoing, then the Purchaser shall have the right to terminate this Agreement by written notice to the Seller, received by the Seller (by facsimile transmission or otherwise) on or before the expiration of the Due Diligence Period, and thereupon this Agreement shall be void with no recourse to the parties, except that the Deposit shall be promptly refunded to the Purchaser.

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

      4. Closing. The closing of the sale and purchase of the Premises shall take place at the offices of the Purchaser's attorneys, Rogin, Nassau, Caplan, Lassman & Hirtle, LLC at 10:00 am., prevailing time, on a date selected by the Purchaser that is not more than thirty (30) days after the expiration of the Due Diligence Period. The place, time and date provided for herein or hereafter, as may be changed by agreement of the parties, is sometimes referred to as the "Closing."

      5. Permitted Encumbrances. The Premises shall be sold and conveyed by the Seller subject only to the following items which are sometimes herein referred to as "Permitted
Encumbrances":

      (a) Any and all provisions of any ordinance, municipal regulation, or public or private law, but not violations thereof,

      (b) Real estate taxes not yet due as of the Closing, which taxes shall be adjusted as provided in Section 12 hereof,

      (c) Those encumbrances as are set forth on Exhibit E attached hereto and made a part hereof, and

      (d) The leases and tenancies as are set forth on Exhibit F attached hereto and made a part hereof (the "Tenant
Leases").

      6. Deposit. The Deposit shall be held in escrow by the Escrow Agent pursuant to the provision of Section 7 hereof. The Deposit shall include all interest earned thereon. In the event that the title to the Premises shall be closed in accordance with the provisions hereof, such Escrow Agent shall pay over and distribute the Deposit to the Seller and the same shall be credited to the Purchaser towards the purchase price provided for in this agreement. In the event that such title shall fail to close by reason of a default by the Purchaser (whether or not willful) under this Agreement, the Deposit shall be paid to the Seller as liquidated damages and thereupon this Agreement shall become null and void with neither party having any further rights or liabilities hereunder, it being understood and agreed that the loss of the Deposit shall be the sole liability on the part of the Purchaser by reason of such default hereunder. The Deposit shall be returned to the Purchaser upon the default by the Seller hereunder or as hereinafter provided.

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

      7. Escrow Amount and Escrow Agent's Powers. The Seller and the Purchaser acknowledge and agree that the Escrow Agent shall hold the Deposit pursuant to the terms and conditions of this Agreement subject to the following:

      (a) The Escrow Agent shall act as a depository only and, pending settlement of the transaction contemplated by this Agreement, the Deposit shall be invested in an account bearing interest, and shall be disbursed in accordance with the terms of this Agreement, or as directed in writing by the Seller and the Purchaser. In the event there occurs a material default by the Seller under the terms of this Agreement and the sale contemplated herein is not consummated by reason thereof or in the event the Purchaser is, for any other reason under this Agreement, entitled to a return of the Deposit, the Purchaser shall be entitled to all interest which shall accrue on the Deposit. In all other circumstances, interest shall be paid over to the Seller.

      (b) In the event either the Seller or the Purchaser shall claim default under the terms of this Agreement, the Escrow Agent will not be required to deliver the Deposit to either of the parties without the written consent of the other; or upon failure thereof, until the right of either of the parties to receive the Deposit shall be fully determined by a court of proper jurisdiction.

      (c) In the event of controversy or litigation arising out of this transaction which (i) results in any expense or attorneys' fees to the Escrow Agent, by virtue of such claim or default, controversy or litigation, or (ii) requires a declaratory judgment by proper court as to the disbursement of said Deposit, the Escrow Agent is hereby authorized to deduct such expense or attorney's fees out of the sums held in escrow and to pay any remaining balance over the part entitled thereto as agreed upon by the parties, or as directed by a court of competent jurisdiction.

      (d) The Seller and the Purchaser hereby release and discharge the Escrow Agent from all matters with respect to the subject matter hereof (except for gross negligence or intentional wrongdoing), and agree to indemnify and hold the Escrow Agent harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations, and liabilities of any kind or nature which, in good faith, the Escrow Agent may incur or sustain in connection with this Agreement, and without limiting the generality of the foregoing, the Escrow Agent shall not incur any liability due to a delay in the electronic wire transfer of funds or with respect to any action taken or omitted in reliance upon any instrument, including any written notice or instructions provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the trust and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

      8. Delivery of Documents. At the Closing (or earlier if indicated below), the Seller shall deliver to the Purchaser the following documents (the "Documents"):

      (a) Quit Claim with Covenant Deed in proper form (the "Deed"), containing full covenants of title, sufficient to convey to the Purchaser or its designee good and marketable fee simple title to the Premises, the Appurtenant Rights and the Building Equipment, free from all encumbrances and defects other than Permitted Encumbrances, together with a Declaration of Values;

      (b) Checks to the order of the appropriate governmental authorities in amounts sufficient to pay 1/2 of any real estate conveyance taxes payable upon the recording of the Deed; the Purchaser shall be required to pay the other 1/2 of such real estate transfer taxes;

      (c) Affidavits customarily required by title insurance companies in the State of Maine for the issuing of title insurance protecting against mechanics liens and parties in possession;

      (d) Waivers of mechanics liens executed by or on behalf of all persons, firms and corporations who shall have finished materials or performed work or services on or at the Premises during the period commencing one hundred twenty
(120) days prior to the Closing and from any brokers who participated with the Seller in connection with the sale of the Premises to the Purchaser;

      (e) At least ten (10) days prior to the Closing, Estoppel Certificates, in the form attached hereto as Exhibit D, from all tenants of the Premises, which reflect no facts that are inconsistent with the representations that are contained in Sections 16(d) or 16 (e) hereof, or would otherwise adversely affect the value of the Premises.


      (f) Assignment of Leases substantially in the form attached hereto as Exhibit H;

      (g) Original, ink-signed leases for all tenants of the Premises who shall have signed such leases;

      (h) Affidavit substantially in the form attached hereto as Exhibit I respecting leases affecting the Premises;

      (i) Original, ink-signed service, maintenance and similar contracts and agreements affecting the Premises, together with an assignment, substantially in the form attached hereto as Exhibit K, as to such contracts which the Purchaser elects to assume;

      (j) Letters to all tenants of the Premises advising them of the transfer of the Premises;

      (k) A certification of the Seller certifying that all representations and warranties made by the Seller in this Agreement are true and correct as of the Closing, and that all of the Seller's covenants contained in this Agreement have been complied with;

      (l) An Affidavit of the Seller swearing that the Seller is not a "foreign person" as defined in Section 1445(B)(2) of the Internal Revenue Code of 1986, as amended;

      (m) Photocopies of all of the Seller's books and records and surveys and plans with respect to the Premises;

      (n) An estoppel certificate from the Mortgagee in the form attached hereto as Exhibit M; and

      (o) Such other and further documents as may be reasonably required by the Purchaser to effect the transactions contemplated by this Agreement, including without limitation, any documents required by the Mortgagee to effect the assumption of the Mortgage referred to in Paragraph 2(d) hereof.

      9. Title. Within thirty (30) days after the date hereof the Purchaser shall notify the Seller of the existence of any encumbrances and defects in title which are not Permitted Encumbrances and which are ascertainable from an examination of the Cumberland County Registry of Deeds and the records of the office of the Secretary of the State of Maine, provided that, with respect to such encumbrances or defects as arise after the date of such notice, the Purchaser must notify the Seller within five (5) days after he has notice of such encumbrance or defect. The Seller shall have thirty (30) days after receipt of such notice from the Purchaser to clear the title. If at the Closing the Seller shall be unable to convey good and marketable title to the Premises free and clear of such encumbrances or defects after diligent, good faith efforts to do so (including, without limitation, bonding over any lien, if possible), which title shall be insurable as such by a reputable title insurance company and at standard rates, without exceptions which would adversely affect the use of the Premises as retail space, the Purchaser shall have the option either of accepting such title as the Seller can convey with an appropriate diminution of the Purchase Price to reflect such encumbrances or defects, or of terminating this Agreement, in which event the Deposit shall be returned to the Purchaser and neither the Purchaser nor the Seller shall have any further rights or obligations under this Agreement.

      10. Possession. The Seller shall deliver to the Purchaser or its designee full possession of the Premises at the Closing, and shall take all steps requisite to put the Purchaser or its designee in actual possession and operating control of the Premises, subject only to the rights of tenants in possession of portions of the Premises pursuant to leases set forth on Exhibit F.

      11. Operation of Premises Prior to Closing. From and after the execution of this Agreement and until the Closing, the Seller:

      (a) Shall operate the Premises in a good and prudent manner and only in the ordinary course of business;

      (b) Shall maintain the Premises, the Building Equipment and the Personal Property in good repair, reasonable wear and tear excepted;

      (c) Shall perform all obligations required to be performed by the Seller under all leases affecting the Premises;

      (d) Shall use its best efforts to preserve for the Purchaser the goodwill of all of the firms and persons having business relations in connection with the Premises;

      (e) Shall duly comply with all laws, ordinances and regulations applicable to the use and operation of the Premises;

      (f) Shall not amend, terminate, or release or relieve any tenant of the Premises from any obligation arising under any lease affecting the Premises without obtaining the prior written consent of the Purchaser; and

      (g) Shall not enter into new leases for all or any portion of the Premises without obtaining the prior written consent of the Purchaser. Under no circumstances, shall Seller take any action which would obligate Purchaser to pay any broker's commission or finder's fee.

      12.  Adjustments.

      (a) Real property taxes, fuel, water, electricity, sewer and other charges, if any, shall be prorated between the parties as of the Closing. The Purchaser shall pay the assumption fee due to the Mortgagee to permit the assumption of the Mortgage, and any legal fees incurred by the Mortgagee in connection therewith.

      (b) All tenants' security deposits, if any, together with accrued interest thereon shall be paid and delivered to the Purchaser at the Closing.

      (c)  Rents shall be adjusted in the following manner:

                (i)  Rents received by the Seller as of the
Closing for the calendar month in which the Closing shall occur shall be adjusted at the Closing as of the date of Closing;

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

                (ii) Rents received by the Purchaser or the Seller from a particular tenant after the date of Closing for the calendar month in which the Closing occurs shall be adjusted as of the date of Closing; any adjustments under this Section 12(c)(ii) shall be made by the Seller and the Purchaser within ten (10) days after the end of the month in which the Closing occurs.

                (iii)Except as provided in subsection
12(c)(ii) above with respect to rents received by the Seller or the Purchaser after the date of Closing for the calendar month in which the Closing shall occur, no adjustment shall be made for delinquent rent owing to the Seller on the date of Closing. Payments for rent received by the Purchaser subsequent to the Closing shall be deemed to be for current rent when current rent is due and payable unless specified as being for prior rental due by the payor of the rents. As percentage rents are paid by Tenants, they shall be apportioned at the time they are received as of the Closing Date based upon each respective tenant's lease year or fiscal year and promptly paid over to the party entitled to same.
To the extent any tenant is entitled to a cumulative offset against future rent payments due Purchaser, Purchaser shall receive a credit against the Purchase Price for the full amount of such offset. Purchaser will make reasonable efforts to collect other past due rents and charges if any, for the account of Seller and any such rents and charges, if received, shall have been received by Purchaser for the account of Seller and upon receipt, will be promptly remitted to Purchaser to Seller, only if there are no outstanding obligations owed to Purchaser by Tenant or Seller. Costs of collection, if any, and if not collected by Purchaser from tenants, shall be paid by Seller. Any past due rent and charges not so collected by Purchaser within the period of sixty (60) days following the Closing shall remain the property of Seller who may pursue such remedies for collection thereof, for its own account, as it may deem advisable and available to it, but no such action shall create a default to Purchaser under any lease and/or mortgage agreements. Purchaser agrees, at Seller's sole cost and expense, to cooperate with Seller in pursuing any such remedies against such tenant. All prepaid rents, taxes and charges for the period following the Closing and all security or other deposits (including all accrued interest) of tenants held by Seller shall be paid over by Seller to Purchaser, or, if such transfer is not practical, then Purchaser shall receive a credit against the purchaser price in the amount of such deposits and all accrued interest thereon. Purchaser agrees to make all rent receipt records and sales volume records for Tenants paying percentage rent available to Seller for inspection between Seller and Purchaser. These provisions shall survive the closing.


      13.  Risk of Loss.

           (a) Until the Closing, the risk of loss by fire or other casualty to the buildings and improvements on the Premises, and liability for personal injury or damage to property of others at the Premises, shall be borne by the Seller.

           (b)  In the event of damage by fire or other
casualty to the Premises prior to the Closing, the Purchaser shall have the option to terminate this Agreement. If the Purchaser shall exercise its right to terminate this Agreement pursuant to this Section l3 (b) the Seller shall return the Deposit to the Purchaser, and all parties shall be relieved of all further liabilities and obligations hereunder. If the Purchaser does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and in such event the Seller shall pay over and assign or cause to be paid over and assigned to the Purchaser at the Closing any and all proceeds and claims under any casualty insurance policies insuring the damaged property, together with the amount of any deductible thereunder (such option being hereinafter referred to as the "Assignment Option"). Notwithstanding the foregoing, in the event that the cost of restoration of any casualty is less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), the Purchaser shall only have the right to either (i) elect the Assignment Option, or (ii) require the Seller to restore the Premises to substantially its former condition, in which case the Seller shall be entitled to retain any insurance proceeds on account of such casualty, provided that if the Purchaser elects option (ii), then the Closing shall be adjourned until the restoration is complete, provided further that if the restoration is not complete within ninety (90) days after the Purchaser notifies the Seller that it has elected to have the Seller restore the damage, then the Purchaser shall have the right to terminate this Agreement, in which event the Deposit shall be returned to the Purchaser and neither the Purchaser nor the Seller shall have any further rights or obligations hereunder. The Purchaser shall give written notice to the Seller of any election pursuant to this paragraph within fifteen (15) business days following receipt by the Purchaser of written notice of any such casualty.

           (c) In the event that the Purchaser shall be subject to a personal injury or property damage claim at any time relating to an incident occurring at the Premises prior to the Closing, the Seller shall defend, indemnify and hold harmless the Purchaser from and against all losses, damages, costs and expenses (including attorneys' fees) that the Purchaser may suffer with respect to any such claim or incident.

      14. Condemnation. If, prior to the Closing, all or any part of the Premises is taken by eminent domain, the Purchaser shall have the option either (i) to elect not to acquire the Premises, in which case the Seller shall return the Deposit to the Purchaser, this Agreement shall terminate and the parties shall be relieved of all further rights and obligations with respect thereto, or (ii) to acquire the Premises, subject to such action, without adjustment in the Purchase Price and otherwise in accordance with the terms and provisions of this Agreement, but the Purchaser shall upon Closing be entitled to the proceeds of all awards made on account of such taking which would otherwise accrue to the Seller, provided that is such award, net of any costs incurred by the Purchaser in connection therewith, is in excess of $6,925,000.00, then the Seller shall be entitled to one-half (1/2) of the excess. The Purchaser shall give written notice to the Seller of any election pursuant to this Section within five (5) business days following receipt by the Purchaser of any written notice of such taking or proposed taking. Failure of the Purchaser to make such election within said period shall be deemed an election to proceed to Closing pursuant to clause (ii) above.

      15. Brokers. The Seller and the Purchaser each represent and agree to and with each other that they respectively have had no dealings, negotiations or consultations with any broker in connection with this Agreement or the sale of the Premises, except for The Boulos Company (whose commission the Seller shall pay). The Seller and the Purchaser shall each indemnify and hold the other free and harmless from all losses, damages, costs and expenses (including attorneys' fees) that either may suffer as a result of any claim or suit brought by any broker or finder who claims that he participated with the Seller or the Purchaser, as the case may be, in this transaction.

      16.  The Seller's Representations and Warranties. The
Seller represents and warrants as follows:

           (a) The Seller has good and marketable title in fee simple to the Premises and to the Appurtenant Rights and the Building Equipment subject only to Permitted Encumbrances. There is no Personal Property owned by the Seller and used in connection with the occupancy, operation or maintenance of the Premises.

           (b)  There are no legal or other actions,
proceedings or governmental investigations pending or threatened which affect the Premises or which would materially adversely affect the ability of the Seller to carry out its obligations hereunder.

           (c) To the best of the Seller's knowledge, with respect to the current use of the Premises, the Premises presently comply and will comply at the time of the Closing in all material respects with all applicable restrictive covenants, zoning and subdivision ordinances, building and fire codes, health and environmental laws and regulations, and all other applicable municipal, state or Federal laws, rules and regulations ("Laws"). The transactions contemplated herein will create no violations of any Laws affecting the Premises or any part thereof (including, without limitation, subdivision regulations).

           (d) The Seller has performed all obligations required to be performed by the Seller under all leases affecting the Premises and the Seller is the owner of all the leases free and clear of all liens, encumbrances or similar limitations.

           (e) The rent roll information set forth on Exhibit F attached hereto, listing all tenants of the Premises and their respective monthly rent, security deposit, lease term and any existing default, is complete and correct. No brokerage or leasing commissions or other compensation shall be or will be due and payable to any person, firm, corporation or other entity with respect to or on account of any of the Tenant Leases, and the Seller shall defend, indemnify and hold the Purchaser harmless from and against any brokerage or leasing fees due or claimed to be due in connection with any Tenant Lease, except that a brokerage commission in an amount equal to 5% of gross rents may be payable to The Boulas Company upon a renewal of the Maidenform lease (i.e. no commission agreement has been signed with The Boulas Company). The aforesaid indemnity shall service the Closing. Each of the leases described in Exhibit F hereto and delivered to Purchaser is true and complete, and each tenant listed thereon is open and operating and Seller has not received any notice of closing and is not aware of any bankruptcy or threatened bankruptcy by any tenant, except that Maidenform filed for Chapter 11 Bankruptcy protection prior to signing their lease, and although said Bankruptcy action is still outstanding, the Bankruptcy Court approved the Maidenform lease. Except with respect to the leases described in Exhibit F hereto, there are no leases executed as to the Premises or any part thereof, and no person, other than tenants, has any right of possession of the Premises or any part thereof or any options thereto, no presently effective rent concessions have been given any tenant, Seller has no ownership interest, either directly or indirectly, in any tenant, no rent has been paid in advance by any tenant respecting a period subsequent to the Closing (except for the month in which the Closing occurs or except as noted in Exhibit F), no Tenant has any claim against Seller for any deposits or any other monetary entitlement or promised or committed improvements or obligations other than pursuant to the terms of its lease with respect to sums specified as security or tax deposits in Exhibit F, no Tenant has any option to extend or renew its Lease (except as specified in Exhibit F) or to purchase any portion of the Premises, and no tenant has asserted or threatened, nor does Seller have any knowledge of any defense or offsets to rent accruing after the Closing Date. There are no security deposits under any of the Leases described in Exhibit F. Except as specified in Exhibit F, each of the leases has been executed and no default or breach exists on the part of any tenant or of the landlord thereunder. There are no disputes or threatened disputes between any tenant and Seller with regard to the premises occupied by tenant, utilities required to be furnished, taxes, common area maintenance charges, or any other charges. Seller has fully completed all tenant improvements and repairs specified in any lease to be the responsibility of the landlord thereunder. Seller has not received any notice of any default or breach on the part of the landlord under any lease which has not been heretofore cured or satisfied and there does not exist any such default or breach on the part of the landlord. No commissions and/or fees have been incurred or are owed (except for the potential commission that would be due with respect to the Maidenform lease, as set forth above), nor will any be incurred or owed prior to Closing with respect to any Tenant Lease except as set forth on Exhibit F hereto.

           (f) There are no service, maintenance or similar contracts or agreements affecting the Premises, except as set forth on Exhibit N attached hereto.

           (g) The execution and delivery of this Agreement and the performance by the Seller of all transactions contemplated by this Agreement to be performed by the Seller (including the execution and delivery of all documents required by this Agreement to be executed and delivered by the Seller):

                (i) Will not breach any contractual covenants or restrictions between the Seller and any third party or affecting the Premises nor create or cause to be created any mortgage, lien, encumbrance or charge on the Premises other than those permitted by this Agreement;

                (ii) Are not threatened with invalidity or unenforceability by any action, proceeding or investigation pending or threatened by or against the Seller or the Premises.

           (h) The Seller has received no notice of any condemnation or eminent domain proceedings or negotiations for the purchaser or any of the Premises in lieu of condemnation and, to the best of the Seller's knowledge, no condemnation or eminent domain proceedings or negotiations have been commenced or threatened in connection with the Premises or any portion of it.

           (i)  The Commercial Property Damage Insurance and
Commercial General
Liability Insurance presently carried by the Seller respecting the Property is as follows: all-risk property coverage on a 100% replacement cost basis; not less than $1,000,000.00 of liability coverage; one year's loss of rent coverage.

           (j)  All public utilities required for the
operation of the Premises (including, without limitation, telephone, electric, gas, public water and public sanitary sewer) enter the Premises through adjoining public streets and are connected to and servicing the Premises.

           (k)  The Premises contain approximately 1.17 acres.
All buildings and improvements on the Premises are located entirely within the boundary lines of the Premises.

           (1) To the best of the Seller's knowledge, there has been no violation of the Uncontrolled Hazardous Substance Sites Act (38 MRSA Section 1361 et. seq.) with respect to the Premises and/or "Hazardous Substance" (as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 906l et seq. and/or any environmental contamination (including, but not limited to asbestos and polychlorinated biphenyl fluids ("PCB's") released on or onto or contained within the Premises.

           (m) All matters known to the Seller which might have a material adverse effect on the ownership, maintenance and operation of the Premises have been disclosed to the Purchaser.

           (n) The Premises are structurally sound and all systems of the Property (including without limitation, septic systems, electrical systems, heating systems, air conditioning systems and plumbing systems) are in good working order and condition. The Premises are free of vermin and termites and other wood ingesting insects.

           (o) Attached hereto as Exhibit O is a list of true and correct income statements and certain fixed expense statements for the Property for calendar years 1995 and 1996 and year-to-date through November 30th for calendar year 1997.

           (p)  To the best of Seller's knowledge, the
Premises do not contain lead paint, asbestos insulation or other material, urea formaldehyde insulation, or any other toxic, radon-containing or carcinogenic chemicals or insecticides.

           (q) There are no underground oil tanks located at the Premises.

           (r) The Note, Mortgage and Assignment of Leases that are described on Exhibit P attached hereto are true copies of all of the loan documents that evidence the Mortgage, and in connection therewith:

                (i)  Said loan documents have not been
modified or amended, except as set forth on Exhibit P.

                (ii) The principal balance of the Note was $3,877,728.00 as of December 31, 1997. The principal balance has been further reduced as a result of the January, 1998 payment of principal and interest which was paid.

                (iii)Interest on the Note has been paid
through December 31, 1997.

                (iv) The Seller is not in default under the Note and other loan documents and has not received a notice of default thereunder from the Mortgagee, except as set forth on Exhibit P.

                (v)  The Seller has received no notice that
the Mortgagee has assigned the Mortgage.

                (vi) The Mortgage is assumable upon payment of a 1% assumption fee.

           (s) There are no warranties applicable to the Premises or the Building Equipment.

      17. Conditions to Closing. The Purchaser's obligations to close hereunder are conditioned upon the following:

           (a) Delivery at the Closing of all documents required to be delivered by the Seller pursuant to Section 8 hereof.

           (b) All representations and warranties of the Seller set forth in Section 16 hereof being true and correct as of the Closing.

           (c) the Mortgagee permitting, in writing, the assumption of the Mortgage by the Purchaser at the Closing. In connection therewith, the Seller shall use commercially reasonable efforts to obtain such permission, and shall cooperate with the Purchaser, in any reasonable way that is necessary, in its dealings with the Mortgagee. If such permission is not obtained on or before the Closing Date, then the Purchaser shall have the right to terminate this Agreement, by written notice to the Seller, in which event this Agreement shall be void with no recourse to the parties, except that the Deposit shall be promptly refunded to the Purchaser.

      18.  Default By the Seller.

           (a) The Seller shall be in default under this Agreement in the following events:

                (i)  If the Seller shall fail to perform and
comply with the agreements and conditions, including, without limitation, the conditions set forth in Paragraphs 17(a) and
(b) above, which are required to be performed or complied with by the Seller pursuant to this Agreement; or

                (ii) If the warranties and representations contained in Section 16 above shall not be true in all material respects on the Closing.

           (b) If the Seller shall be in default under this Agreement, then the Escrow Agent shall return the Deposit to the Purchaser, and, in addition, the Purchaser shall be entitled to terminate this Agreement by written notice to the Seller and/or pursue any other remedy available to the Purchaser in law or equity.

      19.  Default By the Purchaser.

           (a) The Purchaser shall be in default under this Agreement in the event that the Purchaser shall fail to perform and comply with the agreements and conditions which are required to be performed or complied with by the Purchaser pursuant to this Agreement.

           (b) If the Purchaser shall be in default under this Agreement, the Seller shall be entitled to retain the Deposit as liquidated damages, and all other rights and liabilities of the parties hereto by reason of this Agreement shall be deemed at an end. The parties agree that the retention of sums paid hereunder shall be considered as full liquidated damages by reason of the uncertainty and impossibility of ascertaining actual damage suffered by the Seller. Both parties agree that the aforesaid amount constitutes a reasonable forecast of damages which would be sustained by the Seller in the event of the Purchaser's breach.

      20. Prior Agreements. This Agreement constitutes the entire agreement by and between the parties hereto affecting the Premises and supersedes any and all previous agreements, written or oral, between the parties and affecting the Premises. This Agreement may not be modified except by an instrument in writing signed by the parties hereto.

      21. Survival of All Representations and Warranties. All representations, warranties, covenants and agreements of the Seller and the Purchaser contained herein shall survive the Closing and shall not merge in the Deed to be given by the Seller even though not inserted or otherwise included in such Deed.

      22. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine.

      23. Successors and Assigns. The rights and obligations contained herein shall be binding upon and inure to the benefit of the Seller, the Purchaser, and their respective successors and assigns, provided that the Purchaser shall not have the right to assign this Agreement, except to an entity in which Brian Navarro has a direct or indirect ownership interest.

      24. Waiver of Conditions. Notwithstanding any provision of this Agreement, either party may at its option waive any provision that is a condition to his or her performance hereunder and close the transaction.

      25. Notices. Any notice, report, request or demand required, permitted, or desired to be given under this Agreement shall be in writing and shall be deemed to have been properly served, for all purposes only if sent by registered or certified mall, or nationally recognized overnight courier, return receipt requested, to the respective party at the addresses set forth below, and shall be deemed to have been given or served only on the date received or rejected:

      If to the Purchaser:The Grove Corporation
                          598 Asylum Street
                          Hartford, CT  06103

      Copy to:            Rogin, Nassau, Caplan, Lassman &Hirtle, LLC
                          CityPlace I, 22nd Floor
                          Hartford, CT  06103
                          Attn:  Peter S. Sorokin, Esq.

      If to the Seller:   Freeport Merchants Limited Partnership
                          c/o Gunn Financial, Inc.
                          45 Broad Street
                          Boston, MA  02109

      Copy to:            Abrahms, Roberts, Klickstein & Levy
                          265 Franklin Street
                          Boston, MA  02110
                          Attn:  Franklin Levy, Esq.


      IN WITNESS WHEREOF, the Seller and the Purchaser have hereunto set their hands and seals as of the day and year first above written.

Signed, Sealed, and Delivered in the Presence of:



                               THE GROVE CORPORATION

/s/ Veronica Benson            By: /s/ Joseph R. LaBrosse
-------------------                ----------------------
Veronica Benson                    Joseph R. LaBrosse
                                   Its Treasurer



                               FREEPORT MERCHANTS LIMITED
                               PARTNERSHIP

                               By:  SEXTANT, INC., general partner

                                    By:
/s/                                 /s/ Robert Gunn
---------------------               ----------------------
                                    Robert Gunn
                                    Its President

STATE OF CONNECTICUT)
                     ) ss.
COUNTY OF            )



      On this 12th day of January, 1998   personally
appeared Joseph R. LaBrosse as Treasurer of The Grove
Corporation signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed and the flee act and deed of said corporation, before me.


                     /s/ Patricia McBride
                     ----------------
                     Notary Public/Commissioner of the Superior Court



COMMONWEALTH OF MASSACHUSETTS)
                     ) ss:
COUNTY OF  SUFFOLK)

      On this 9th day of January l998 personally appeared Robert Gunn, as President of Sextant, Inc., general partner of Freeport Merchant Limited Partnership signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed and the free act and deed of said corporation and partnership, before me.


                     /s/ Margaret Milne
                     --------------
                     Notary Public